[Logo Omitted]


                                 PRESS RELEASE


Release Date:                              Contact:
July 16, 2003                              Mr. Richard G. Spencer
                                           President and Chief Executive Officer
                                           (412) 367-3300
                                           E-mail: rspencer@fidelitybank-pa.com



                        FIDELITY BANCORP, INC. ANNOUNCES
                        --------------------------------
                             THIRD QUARTER EARNINGS
                             ----------------------
                                FOR FISCAL 2003
                                ---------------
                             AND QUARTERLY DIVIDEND
                             ----------------------


PITTSBURGH, PA - July 16, 2003 - Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (NASDAQ: FSBI), the holding company for Fidelity Bank today announced third quarter earnings for the three-month period ending June 30, 2003. Net income for the period was $999,000 or $.36 per share (diluted), compared to $1.213 million or $.46 per share (diluted) in the prior year quarter. For the quarter, the Company's annualized return on average assets was ..64% and return on average equity was 9.00% compared to .81% and 12.51% respectively, for the same period in the prior year. For the nine-month period ending June 30, 2003, net income was $2.848 million, or $1.05 per share (diluted) compared to $3.272 million or $1.29 per share (diluted) in the prior year period. Annualized return on assets was .61% and return on equity was 8.68% for the fiscal 2003 period, compared to .75% and 11.77%, respectively, for the same period in the prior year.

Fiscal 2003 results include, as a component of interest expense, the first quarter write-off of $599,000 in unamortized issuance costs related to $10,250,000 of 9.75% trust preferred securities that were called by the Company on November 4, 2002. The 9.75% trust preferred securities were redeemed with the proceeds from a September 2002 offering of $10,000,000 in floating rate trust preferred securities that bore an initial rate of 5.22% through December 26, 2002, and which adjust quarterly thereafter at a rate of 3-Month LIBOR plus 3.40%. The floating rate trust preferred securities' current rate is 4.41%. The 9.75% trust preferred securities were called by the Company and replaced by the floating rate trust preferred securities primarily to take advantage of the current low interest rate environment.

Net interest income before provision for loan losses decreased $438,000 or 12.4% to $3.11 million for the three-month period ending June 30, 2003, compared to $3.54 million in the prior year period. For the nine months ended June 30, 2003, net interest income before provision for loan losses decreased $616,000 or 6.2% to $9.27 million, compared to $9.88 million in the prior year period. The decrease for the three-month period ended June 30, 2003 primarily reflects yields on interest-earning assets decreasing slightly faster than the decrease in the cost of interest-paying liabilities, resulting in a narrower spread. The decrease for the nine-month period ended June 30, 2003 reflects the $599,000 write-off of the unamortized issuance costs discussed above in addition to a narrower spread.

The provision for loan losses decreased to $75,000 for the quarter ended June 30, 2003, compared to $100,000 in the prior year quarter, and increased to $480,000 for the nine-months ended June 30,

2003, compared to $300,000 in the prior year period. The increase for the nine-month period primarily results from the write-off of a $300,000 commercial business loan after the borrower declared bankruptcy. Non-performing assets and real estate owned were .50% of total assets at June 30, 2003, and the allowance for loan losses was 113.1% of non-performing loans and 1.10% of net loans at that date.

Other income increased $347,000 or 55.2% to $976,000 for the quarter ended June 30, 2003 compared to $629,000 for the same period last year. For the nine months ended June 30, 2003, other income was $2.93 million, an increase of $945,000 or 47.6% over the prior year period. The increase for the current quarter results primarily from an increase of loan fees and charges to $160,000 from $93,000 in the prior year, gain on sale of investments of $117,000 compared to a loss of $29,000 in the prior year, gain on sale of loans of $145,000 compared to a gain of $37,000 in the prior year, and an increase in deposit service charges and fees to $305,000 from $273,000 for the prior year period. The increases for the nine month period ended June 30, 2003 are gain on investment sales of $505,000 in 2003 compared to $61,000 in 2002; gain on sale of loans of $343,000 in 2003 compared to $233,000 in 2002; loan fees and charges of $394,000 in 2003 versus $294,000 in 2002; and deposit service charges and fees of $904,000 in 2003 compared to $628,000 in 2002.

Operating expenses for the quarter ended June 30, 2003, increased $200,000 or 7.9% to $2.72 million compared to $2.52 million for the comparable prior year period. For the nine-month period in this fiscal year, operating expenses increased $559,000 or 7.5% to $8.05 million, compared to $7.49 million in the prior year period. The increase in operating expenses is partially attributed to the operation of the Carnegie branch obtained in the Carnegie Savings Bank acquisition in February 2002, the acquisition of the Troy Hill branch obtained in the First Pennsylvania Savings Association acquisition in December 2002, and the opening of the Cranberry branch in April 2003. The increased components of operating expenses for the three month period ended June 30, 2003 are primarily compensation and benefits expense of $1.65 million compared to $1.51 million in the prior year and office occupancy and equipment expense of $263,000 compared to $229,000 in 2002. The increased components of operating expenses for the nine-month period ended June 30, 2003 are primarily compensation and benefits expense of $4.94 million compared to $4.51 million in the prior year; office occupancy and equipment expense of $724,000 in 2003 compared to $645,000 in 2002; depreciation expense of $539,000 in 2003 compared to $454,000 in 2002; and, other operating expenses of $1.76 million in 2003 compared to $1.67 million in 2002. These increases were partially offset by decreases in loss on real estate owned to $12,000 in 2003 from $47,000 in 2002 and amortization of intangibles to $36,000 in 2003 from $114,000 in 2002.

Provision for income taxes decreased $52,000 or 15.2% to $290,000 for the quarter ended June 30, 2003 compared to $342,000 for same period last year. The decrease for the three month period reflects overall lower levels of earnings, partially offset by a higher effective tax rate. For the nine months ended June 30, 2003, the provision for income taxes increased $14,000 or 1.7% to $822,000 compared to $808,000 for the same period last year. The increase for the nine month period reflects a higher effective tax rate, primarily resulting from lower levels of tax-free income, partially offset by lower levels of overall earnings.

Total assets at June 30, 2003 were $627.2 million, an increase of $11.4 million or 1.9 % compared to September 30, 2002, and an increase of $21.9 million or 3.6% compared to June 30, 2002. Net loans outstanding decreased $40.5 million or 12.8% to $275.8 million at June 30, 2003, compared to September 30, 2002, and decreased $43.9 million or 13.7% as compared to June 30, 2002. Savings and time deposits increased $14.4 million or 4.1% to $365.8 million at June 30, 2003, as compared to September 30, 2002, and increased $25.5 million or 7.5% as compared to June 30, 2002. Stockholders' equity was $42.8 million at June 30, 2003, compared to $42.6 million at September 30, 2002 and $40.1 million at June 30, 2002. Balance sheet growth for the current fiscal year includes the acquisition of First Pennsylvania Savings Association in December 2002.

On December 31, 2002, Fidelity completed the acquisition of First Pennsylvania Savings Association through a merger conversion. In connection with the acquisition, Fidelity sold approximately 89,600 shares at $17.52 per share of its common stock to First Pennsylvania members, Fidelity stockholders and certain members of the community. Fidelity acquired loans with a fair value of approximately $6.8 million, investment and mortgage-backed securities with a fair value of approximately $11.8 million, deposits with a fair value of approximately $12.3 million and Federal Home Loan Bank Advances with a fair value of approximately $13.9 million in the transaction.

Commenting on the Company's performance, Richard G. Spencer, President and Chief Executive Officer said, "As the historically low interest rate environment continues, we are experiencing continued pressure on interest margins. Loan refinance activity remains very high and we would expect it to continue until rates begin to rise. On a positive note, our newest branch in Cranberry Township opened on April 1, 2003 and we are very pleased with its results so far."

Common Stock Dividend
---------------------

The Board of Directors of Fidelity Bancorp, Inc. yesterday declared a quarterly cash dividend of $.12 per share on the Company's common stock. The dividend is payable August 29, 2003 to stockholders of record August 15, 2003. This represents the 60th uninterrupted quarterly cash dividend paid to stockholders.

The Company's filings with the Securities and Exchange Commission are available on-line through the Company's Internet website at www.fidelitybancorp-pa.com.

Fidelity   Bancorp,   Inc.  is  the  holding   company  for  Fidelity   Bank,  a
Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries
Income Statement for the Three and Nine Months Ended
June 30, 2003 and 2002 - Unaudited
(In thousands, except per share data)

                                           Three Months Ended  Nine Months Ended
                                           ------------------  -----------------
                                               June 30,            June 30,
                                           ------------------  -----------------

                                            2003      2002       2003      2002
                                          -------   -------    -------   -------
Interest income:
   Loans                                  $ 5,037   $ 5,991    $16,089   $18,148
   Mortgage-backed securities               1,162     1,484      3,789     4,242
   Investment securities                    1,730     1,671      5,161     4,966
   Deposits with other institutions            11         7         80        30
                                          -------   -------    -------   -------
      Total interest income                 7,940     9,153     25,119    27,386
                                          -------   -------    -------   -------

Interest expense:
   Savings deposits                         2,219     2,478      6,982     8,058
   Borrowed funds                           2,493     2,875      7,796     8,677
   Guaranteed preferred beneficial
      interest in Company's debentures        122       256      1,074       768
                                          -------   -------    -------   -------
      Total interest expense                4,834     5,609     15,852    17,503
                                          -------   -------    -------   -------

Net interest income before provision
   for loan losses                          3,106     3,544      9,267     9,883
Provision for loan losses                      75       100        480       300
                                          -------   -------    -------   -------
Net interest income after provision
   for loan losses                          3,031     3,444      8,787     9,583
                                          -------   -------    -------   -------
Other income:
   Loan service charges and fees              160        93        394       294
   Gain (loss) on sale of investment
      and mortgage-backed securities          117       (29)       505        61
   Gain on sale of loans                      145        37        343       233
   Deposit service charges and fees           305       273        904       628
   Other operating income                     249       255        783       768
                                          -------   -------    -------   -------
      Total other income                      976       629      2,929     1,984
                                          -------   -------    -------   -------

Operating expenses:
   Compensation and benefits                1,646     1,513      4,942     4,507
   Office occupancy and equipment             263       229        724       645
   Depreciation and amortization              195       153        539       454
   Federal insurance premiums                   9        17         38        46
   (Gain)loss on real estate owned, net         7        12         12        47
   Intangible amortization                     14        33         36       114
   Other operating expenses                   584       561      1,755     1,674
                                          -------   -------    -------   -------
      Total operating expenses              2,718     2,518      8,046     7,487
                                          -------   -------    -------   -------

Income before income tax provision          1,289     1,555      3,670     4,080
Income tax provision                          290       342        822       808
                                          -------   -------    -------   -------
Net income                                $   999   $ 1,213    $ 2,848   $ 3,272
                                          =======   =======    =======   =======

Basic earnings per share (1)              $  0.38   $  0.48    $  1.09   $  1.33
                                          =======   =======    =======   =======
Diluted earnings per share (1)            $  0.36   $  0.46    $  1.05   $  1.29
                                          =======   =======    =======   =======


(1) Per share earnings have been restated to reflect the 10% stock dividends paid in May 2002 and May 2003.

Fidelity Bancorp, Inc.
Balance Sheet (Unaudited)
(In thousands, except share data)


                                                                       June 30,2003       Sept. 30, 2002         June 30,2002
                                                                       ------------       --------------         ------------
Assets:
   Cash and due from depository institutions                             $ 15,394             $ 9,318               $ 9,994
   Interest-earning demand deposits                                           587              14,516                   458
   Investment securities held-to-maturity                                  55,736              39,198                38,015
   Investment securities available-for-sale                               114,324              90,729                91,225
   Mortgage-backed securities held-to-maturity                             57,156              42,403                38,301
   Mortgage-backed securities available-for-sale                           75,306              71,656                76,241
   Loans receivable, net                                                  275,800             316,320               319,652
   Loans held for sale                                                      1,556               1,869                 1,063
   Real estate owned                                                          475                 658                   598
   Federal Home Loan Bank stock, at cost                                   10,297              10,120                10,120
   Accrued interest receivable                                              3,161               3,711                 3,619
   Office premises and equipment                                            5,995               5,696                 5,651
   Goodwill and other intangible assets                                     3,363               2,711                 2,747
   Deferred tax assets                                                        662                 531                 1,185
   Prepaid income taxes                                                         -                 320                   310
   Prepaid expenses and sundry assets                                       7,369               6,049                 6,079
                                                                        ---------            --------             ---------
      Total assets                                                      $ 627,181            $615,805             $ 605,258
                                                                        =========            ========             =========

Liabilities and Stockholders' Equity:
Liabilities:
   Savings and time deposits                                            $ 365,816            $351,406             $ 340,353
   Federal Home Loan Bank advances
      and other borrowings                                                163,216             190,834               199,212
   Guaranteed preferred beneficial interest in
      Company's debentures                                                 10,000              20,250                10,250
   Repurchase agreements                                                   28,731               5,849                 6,928
   Advance payments by borrowers for taxes
      and insurance                                                         3,249               1,238                 3,716
   Accrued interest payable                                                 1,416               1,923                 1,801
   Securities purchased, but not settled                                    9,757                   -                   999
   Other accrued expenses and sundry liabilities                            2,207               1,725                 1,851
                                                                        ---------            --------             ---------
      Total liabilities                                                   584,392             573,225               565,110
                                                                        ---------            --------             ---------
Stockholders' equity (1):
   Common stock, $.01 par value per share,
       10,000,000 shares authorized, 2,786,523,
       2,755,020 and 2,745,726 shares issued                                   28                  25                    25
   Treasury stock, 252,692, 201,616 and 201,616 shares                     (4,330)             (2,358)               (2,358)
   Additional paid-in capital                                              15,859              15,458                15,280
   Retained earnings - substantially restricted                            28,237              26,282                25,405
   Accumulated other comprehensive income (loss),
      net of tax                                                            2,995               3,173                 1,796
                                                                        ---------            --------             ---------
      Total stockholders' equity                                           42,789              42,580                40,148
                                                                        ---------            --------             ---------

      Total liabilities and stockholders' equity                        $ 627,181            $615,805             $ 605,258
                                                                        =========            ========             =========

(1) Shares have been restated to reflect the 10% stock dividends paid in May 2002 and May 2003.

Other Data:


                                                    At or For the Three Month Period Ended

                                                                     June 30,
                                                                     --------

                                                               2003           2002
                                                               ----           ----

Annualized return on assets                                    0.64%          0.81%
Annualized return on equity                                    9.00%         12.51%
Equity to assets                                               6.82%          6.63%
Interest rate spread (tax equivalent)                          2.14%          2.54%
Net interest margin (tax equivalent)                           2.27%          2.67%
Non-interest expense to average assets                         1.75%          1.71%
Loan loss allowance to net loans                               1.10%          0.98%
Non-performing loans and real estate
  owned to total assets at end-of-period                       0.50%          0.45%


                                                         At or For the Nine Month Period Ended

                                                                      June 30,
                                                                      --------

                                                               2003           2002
                                                               ----           ----

Annualized return on assets                                    0.61%          0.75%
Annualized return on equity                                    8.68%         11.77%
Equity to assets                                               6.82%          6.63%
Interest rate spread (tax equivalent)                          2.12%          2.43%
Net interest margin (tax equivalent)                           2.27%          2.58%
Non-interest expense to average assets                         1.73%          1.74%
Loan loss allowance to net loans                               1.10%          0.98%
Non-performing loans and real estate
  owned to total assets at end-of-period                       0.50%          0.45%


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